Exhibit 23.1

[Letterhead of PricewaterhouseCoopers LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Barclays PLC Registration Statement on Form F-3 (File No. 333-173886) of our report dated March 5, 2013, except with respect to our opinion on the Consolidated Financial Statements and related notes insofar as it relates to the effects of the adoption of IFRS 10: Consolidated Financial Statements pervasive across all notes; the adoption of the revisions to IAS 1 Presentation of Financial Statements noted in the Statement of Other Comprehensive Income; the reallocation of certain of the Group’s activities between reportable segments discussed in Note 2; the adoption of IFRS 7: Financial Instruments: Disclosures discussed in Note 19; and the adoption of IAS 19: Employee Benefits (revised 2011) discussed in Note 38, which is as of September 6, 2013, for Barclays PLC relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Exhibit 99.1 to the Current Report on Form 6-K for Barclays PLC and Barclays Bank PLC filed on September 6, 2013.

We also consent to the reference to us under the heading “Experts” in such Registration Statement, as amended.

Yours very truly,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, United Kingdom
September 16, 2013